UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

WATCHGUARD TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

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Filed by WatchGuard Technologies, Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: WatchGuard Technologies, Inc.

Commission File No.: 000-26819

On July 25, 2006, the following e-mail was sent to the employees of WatchGuard Technologies, Inc.

Dear WatchGuard Employees,

I have some very exciting news to share with you this morning.

We have reached a definitive agreement to be acquired by Francisco Partners for $4.25 in cash for each share of WatchGuard stock. The transaction is valued at approximately $151 million.

Francisco Partners is one of the world’s largest technology-focused private equity funds.

Francisco Partners brings to WatchGuard a partner that supports our company vision and should enhance our ability to execute on our strategy for growth in the network security solution market.

Over the past two years, we have made considerable progress on our short-term program designed to build a stronger, more nimble provider of network security solutions. We believe this change in ownership further aids the Company in becoming a more agile company capable of more quickly adapting to market conditions.

Everyone should be proud of what has been accomplished over the past two years. Your contributions helped create value for our shareholders and make WatchGuard an attractive investment for the buyer.

Upon the closing of the transaction, we will operate as an independent, privately-owned company focused on serving the needs of our partners and customers. As a private company we would no longer have to expend the time and resources associated with the requirements of being a publicly-traded company. We expect that with the support of Francisco Partners, we will continue to introduce new and innovative technologies.

We will be holding an all-employee meeting at 1:00 pm today for our Seattle employees in the Theater Off Jackson at 409 7th Ave South to provide you with more information and answer any questions you may have. We will be holding a webinar at 2:00 pm for our employees in San Jose and Irvine, meeting information will be provided in a separate email. Additional meetings will take place later today for the remote sales teams. In the meantime please review the news release and employee questions and answers I have attached.

Regards,

Ed

Edward J. Borey | Chairman and CEO

WatchGuard Technologies, Inc. | www.watchguard.com

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WatchGuard: Stronger Security, Simply Done

On July 25, 2006, WatchGuard Technologies, Inc. sent the following communication to its employees.

WatchGuard Technology, Inc.

Employee Questions and Answers

General Questions

1.	Why are you selling the Company?

After an analysis of the strategic alternatives available to the Company it was determined that this transaction was in the best interests of WatchGuard’s shareholders. The transaction provides our shareholders with immediate liquidity and a premium over WatchGuard’s recent trading prices. We also believe that it provides a financial platform to support continued growth in the network security market.

2.	Who is Francisco Partners?

Francisco Partners is one of the world’s largest technology-focused private equity funds.

3.	What are the terms of the transaction between WatchGuard and Francisco Partners?

WatchGuard and Francisco Partners have reached a definitive agreement whereby funds managed by Francisco Partners will acquire all of the outstanding shares of WatchGuard. Under the terms of the agreement WatchGuard shareholders will receive $4.25 in cash for each share of WatchGuard stock. The all-cash transaction is valued at approximately $ 151 million.

4.	Did you explore other M&A alternatives?

As you know, we engaged Wachovia Securities and have been engaged in a process of assessing our strategic alternatives. This process will be described more fully in the proxy statement that we will file with the Securities Exchange Commission.

5.	Why weren’t the employees informed of such an important decision?

Unfortunately, it is not possible to disclose the status of this type of transaction until it is publicly announced. This is the first opportunity we have had to discuss this with you and the public.

6.	Is Francisco Partners acquiring our international operations too?

Yes, Francisco Partners is acquiring our entire company.

7.	What will happen to the Company’s existing common stock?

Once the transaction closes, WatchGuard will become a private company. Under the terms of the agreement, shareholders will receive $4.25 in cash for each share of WatchGuard stock. This provides our shareholders with immediate liquidity, and a premium over WatchGuard’s recent trading prices.

8.	How long until the transaction is completed?

The transaction is expected to be completed in the fourth calendar quarter of 2006.

9.	What are the next steps in this process?

The Company will proceed with the customary closing process, including filing a proxy with the SEC and holding a shareholder meeting. The closing is subject to approval by holders of a majority of WatchGuard outstanding common stock and other regulatory and other closing conditions. The transaction is expected to be completed in the fourth calendar quarter of 2006.

10.	Will there be any changes in management?

Francisco Partners is reviewing WatchGuard’s business, processes and resource requirements. We will update you when we have more information.

11.	Will WatchGuard still be headquartered at its offices in Seattle?

We do not anticipate a change in WatchGuard’s headquarters location

12.	Will the Company be changing its name?

We do not anticipate a change to WatchGuard’s name.

13.	What kind of role will Francisco Partners have in the day-to-day operations of the Company?

Until the transaction is closed, it will be business as usual. Once the transaction closes, our board of directors will be composed of representatives from Francisco Partners.

Employee Specific Questions

14.	Will my responsibilities change?

Until the transaction is closed, it will be business as usual. Francisco Partners is reviewing WatchGuard’s business, processes and resource requirements. We will update you when we have more information.

15.	Will there be any changes in our benefits or salaries?

Francisco Partners is in the process of structuring appropriate employee benefits and incentive plans. We will update you when we have more information. In the meantime, all payroll, commissions, expense reports and other employee-related payments will be made without interruption.

16.	What will happen with my stock options?

All WatchGuard stock options will vest and WatchGuard employees will be paid the difference between $4.25 and the exercise price of their stock options (provided the exercise price is less than $4.25).

17.	What will happen to the ESPP?

The next ESPP purchase date is August 31, 2006. We do not anticipate a new purchase period to commence after that date.

18.	Will there be a new incentive plan?

The objective of the company will be to increase company value. Because the company will be privately held, its board and management team will have flexibility in developing incentive programs tied directly to the performance of the company.

19.	Can we still take planned vacations?

Yes, although vacation schedules, as customary, must be approved by your manager.

20.	Will there be any layoffs as a result of the acquisition?

Francisco Partners is reviewing WatchGuard’s business, processes and resource requirements. We will update you when we have more information.

21.	Will any of our offices be closed or relocated?

We do not anticipate the closure or relocation of any facilities. Francisco Partners is reviewing WatchGuard’s business, processes and resource requirements, however, and we will update you when we have more information.

22.	Based on my stock ownership, will I be asked to vote on the transaction?

If you are a shareholder on the record date, which has not yet been determined, you will be asked to vote on the transaction.

23.	When will this be announced to the public? Can we talk about this? Can we trade our WatchGuard stock?

A press release announcing the transaction went out at 4:00 am PDT on July 25th. You are free to talk about the transaction, however you need to limit your comments to publicly available information and written information that we have provided to you. Press queries should be forwarded to Jeff Wenker, our Director of Corporate Communications at (206) 613-6646 and investor questions to Brad Sparks at (206) 613-6634. Except for those individuals who have been designated as spokespersons for the Company, no one should have any contact whatsoever with the media (other than to simply refer any inbound contact to Jeff or Brad). You may not trade in WatchGuard stock for 48 hours, and of course you may not trade at anytime that you are in possession of material nonpublic information. Please contact Mike Piraino if you have any questions about your ability to trade.

24.	Does this transaction mean that we won’t have to be as cost conscious as we have been in the past?

No, we must continue to focus on cost management and cost controls. That’s just smart business practice.

25.	What should we tell customers who ask about the acquisition?

Let customers know that we are excited about the opportunities this transaction will bring to WatchGuard. This transaction is a reaffirmation of the strength of the network security market, and WatchGuard’s strategy for success in that market. The acquisition helps WatchGuard become a more agile company capable of more quickly adapting to market conditions. We expect that with the support of Francisco Partners we can continue to introduce new and innovative technologies.

26.	What should I do if a newspaper, trade magazine, industry analysts or television reporter contacts me?

All media calls are to be forwarded to Jeff Wenker, our Director of Corporate Communications at (206) 613-6646. Except for those individuals who have been designated as spokespersons for the Company, no one should have any contact whatsoever with the media or any industry analysts (other than to simply refer any inbound contact to Jeff).

27.	Who may I speak with if I have additional questions?

Contact your supervisor. If he or she does not have the immediate answer to your question, we will provide you an answer as soon as possible.

About the Transaction

WatchGuard will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and WatchGuard. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.